EXHIBIT 23

[BKD, LLP LETTERHEAD]

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements of Horizon Bancorp on Form S-3 (File No. 333-86214) and Forms S-8 (File Nos. 333-98609 and 333-112970) of our report, dated January 30, 2004 on the consolidated financial statements of Horizon Bancorp as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, which report is included in the annual report on Form 10-K of Horizon Bancorp for the year ended December 31, 2003.

/s/ BKD, LLP

BKD, LLP

January 30, 2004

Fort Wayne, Indiana